UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2128 W. BRAKER LANE, BRAKER 12, AUSTIN, TEXAS 78758

March 15, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, Braker 12, on Friday, April 29, 2005, at 5:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of such proposals, including the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

/s/ Joseph F. Pinkerton III
Joseph F. Pinkerton III
Chairman of the Board, President and Chief Executive Officer

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 29, 2005

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Friday, April 29, 2005, at 5:00 p.m. Central Time, at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect two Class II directors to serve until our 2008 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for our company for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 4, 2005 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ Michael Chibib
Michael Chibib
General Counsel

Austin, Texas
March 15, 2005

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ACTIVE POWER, INC.

2128 W. Braker Lane, Braker 12

Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2005

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 29, 2005. The Annual Meeting will be held at 5:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12. These proxy solicitation materials were mailed on or about March 18, 2005, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 4, 2005, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 48,562,749 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 4, 2005. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors unless the authority to vote for the election of such directors are withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in this Notice of Annual Meeting and proxy statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2006 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than November 15, 2005, the date which is 120 days prior to March 15, 2006. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2006 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation provides that our Board of Directors be divided into three classes of directors, as nearly equal in size as practicable, and each of which will serve staggered three-year terms or until his or her successor has been duly elected and qualified. At this Annual Meeting, we will be electing two Class II directors whose term will expire at our 2008 Annual Meeting. Our Board of Directors currently consists of seven persons. Each of the nominees listed below are current directors.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominee(s) who may be designated by our present Board of Directors to fill the vacancy(ies). Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

The Board of Directors has determined that each of Messrs. Almgren, Anderson, Bond, Lindelow, Scott and Rock, are “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc.

Nominees for Class II Directors with Terms Expiring at the 2008 Annual Meeting

The following table sets forth the name, age and current positions of the nominees for election of our directors:

Name	Age	Current Position	Proposed Class of Director
Terrence L. Rock	58	Director and Chairman of the Compensation Committee	Class II

Jan H. Lindelow	59	Director	Class II

Nominees for Class II Directors

Terrence L. Rock, 58, has served as a member of our Board of Directors since July 1997. Since 1996, Mr. Rock has served as a partner with CenterPoint Venture Partners, a venture capital firm. From 1983 to 1996, Mr. Rock worked for Convex Computer Corporation, a high performance computer company, holding various positions, including President and Vice President of Operations. Mr. Rock also serves on the board of directors of several private companies. Mr. Rock holds a B.S. in mechanical engineering from South Dakota School of Mines and Technology.

Jan H. Lindelow, 59, has served as a member of our Board of Directors since February 1998. From June 2001 to June 2002, Mr. Lindelow served as Vice President, Emerging Business Development at IBM Corporation. From May 1997 to May 2001, Mr. Lindelow served as Chairman and Chief Executive Officer of Tivoli Systems Inc., a division of IBM. From July 1994 to December 1995, Mr. Lindelow was President and COO of Symbol Technologies. From 1989 to June 1994, Mr. Lindelow worked in several senior executive positions at Asea Brown Boveri AG, a power and automation engineering company. Mr. Lindelow serves on the board of directors of Vignette Corporation, a publicly traded software company, and several other private companies. Mr. Lindelow holds an M.S. in electrical engineering from the Royal Institute of Technology in Stockholm, Sweden.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Class III Directors Whose Terms Expire at the 2006 Annual Meeting of Stockholders

Joseph F. Pinkerton, III, 41, our founder, has served as our Chief Executive Officer, President and a member of our board of directors since August 1992. In December 2001, Mr. Pinkerton was appointed Chairman of the Board. Prior to founding Active Power, Mr. Pinkerton was a principal with FRC, a private research and development company. Pinkerton holds a B.A. in Physics from Albion College, in association with Columbia University.

Ake Almgren, 58, has served as a member of our Board of Directors since March 2004. Since May 2003, Dr. Almgren has served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (“ABB”), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Mr. Almgren also serves on the board of directors of several private companies. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

Class I Directors Whose Terms Expire at the 2007 Annual Meeting of Stockholders

Richard E. Anderson, 40, has served as a member of our Board of Directors since July 1997. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company, where he currently serves as partner. Mr. Anderson holds a B.A. in economics from Southern Methodist University.

Rodney S. Bond, 60, has served as a member of our Board of Directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners. From May 1990 to October 2000, Mr. Bond served in various capacities, including as Chief Strategic Officer and Chief Financial Officer, with VTEL Corporation, a publicly traded digital video communications company. Mr. Bond holds a B.S. in metallurgical engineering from the University of Illinois and a M.B.A. from Northwestern University.

Benjamin L. Scott, 55, has served as a member of our Board of Directors since March 2002. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm. From January 2000 to May 2002, Mr. Scott served as a Venture Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the board of directors of several private companies and holds a B.S. in psychology from Virginia Polytechnic Institute and State University.

Board Committees and Meetings

In 2004, our Board of Directors held eleven meetings. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (established in March 2005), a Special Litigation Committee and a Special Stock Option Committee. The Board of Directors has adopted written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is posted on our Internet website under the “Company” page. In addition, a copy of the charter for the Audit Committee is attached hereto as Appendix A and a copy of the charter for the Nominating and Corporate Governance Committee is attached hereto as Appendix B. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2004.

Audit Committee. The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board of Directors with regard to:

•	the scope of our annual audits;

•	fees to be paid to the auditors;

•	the performance of our independent auditors;

•	compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible to pre-approve all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2004 and as of December 31, 2004 were Messrs. Bond, Anderson and Rock. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held nine meetings during fiscal 2004. The board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. The Board of Directors has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 401(h) of Regulation S-K.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other key employees. We also have a Special Stock Option Committee that manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and assists the Special Stock Option Committee with the stock compensation for our new and existing employees. The Compensation Committee also administers our stock option and stock purchase plans. The members of the Compensation Committee during 2004 were Messrs. Scott and Rock. Mr. Rock serves as the Chairman of the Compensation Committee. The Compensation Committee held one meeting during 2004. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established in March 2005 to assist our Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The current members of the Nominating and Corporate Governance Committee are Messrs. Anderson, Bond and Scott, with Mr. Scott serving as its Chairman. The Board of Directors has determined that each member is an “independent director” as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market.

Special Litigation Committee. The Special Litigation Committee is a committee of our Board of Directors composed of Messrs. Bond and Scott that is responsible for keeping abreast of the company’s pending litigation, particularly with respect to the Magnex litigation that we have settled and the Greenwich litigation which is ongoing. The Special Litigation Committee meets with our General Counsel and outside law firms and legal advisors and is involved in assisting with strategic decisions regarding legal matters. During 2004, the special litigation committee held five meetings and acted by written consent one time. The Board of Directors may reassess the need to maintain this committee following the resolution of the Greenwich litigation.

Special Stock Option Committee. The Special Stock Option Committee is a subcommittee of our Compensation Committee composed of Mr. Pinkerton that approves grants of stock options from our 2000 Stock Incentive Plan to non-executive officers and employees. During 2004, the Special Stock Option Committee acted by written consent six times.

Independent Director Meetings

In January 2003, the independent members of our Board of Directors resolved to meet separately from the full Board of Directors and outside the presence of our management. The independent directors met 11 times during 2004. Jan Lindelow served as the lead independent director during 2004. Benjamin Scott has been appointed to serve as the lead independent director in 2005 and shall serve in such position until he resigns from such position or until a replacement is elected or appointed. The independent members of our Board of Directors meet in conjunction with each regularly scheduled meeting of our Board of Directors and other sessions may be called by our “lead independent director” in his own discretion or at the request of the other independent directors.

Director Nominations

In 2004, our full Board of Directors discussed potential candidates for our Board of Directors and the director nominees were selected by a majority of the independent directors meeting in executive session. All of the nominees recommended for election to the board at this Annual Meeting are directors standing for re-election.

In March 2005, our Board of Directors created a Nominating and Corporate Governance Committee. This committee is responsible for, among other things, identifying potential director candidates. In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of our Board and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. When considering potential director candidates, the Board of Directors also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of Active Power and the Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. In 2004, we paid $115,000 to a third party to assist us in identifying or evaluating potential nominees for our Board of Directors.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 15, 2005 to the Corporate Secretary at our principal executive offices located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with applicable rules of The NASDAQ Stock Market, Inc. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Company” page. Our Internet website address is http://www.activepower.com.

Director Compensation and Indemnification Arrangements

Our Board of Directors met in January 2003 and modified the Board’s compensation arrangement to ensure that it was comparable with other similarly situated companies, and considered the increased time commitments required for service and the heightened scrutiny and responsibility of directors of publicly traded companies. Our Compensation Committee reviewed our current director compensation programs, but has determined that director compensation will not change for 2005. Our non-employee directors receive a fee of $7,500 per quarter for their service as a director. Additional cash compensation in the following annual amounts will be paid to board members in 2005:

•	Audit Committee participants ($10,000);

•	Audit Committee chairperson, in addition to Audit Committee participation compensation ($10,000);

•	Compensation and Nominating and Corporate Governance Committee participants ($5,000);

•	Compensation and Nominating and Corporate Governance Committee or other committee chairperson, excluding the Audit Committee, in addition to committee participation compensation ($2,500);

•	Special Litigation Committee participants ($2,500), with potential additional compensation based on amount of pending litigation; and

•	Lead Independent Director ($10,000).

In addition to the cash compensation, non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Non-employee and employee directors are also eligible to receive option grants under the discretionary option grant program of the Plan. Under the automatic option grant program, each individual who first becomes a non-employee board member receives an option grant to purchase 25,000 shares of common stock on the date such individual joins the Board of Directors. The initial automatic option grant is supplemented by a discretionary option grant to purchase 5,000 shares of common stock on the date such person joins the Board of Directors. In addition, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 7,500 shares of common stock, provided such individual has served on the Board of Directors for at least six months. This annual automatic grant shall be supplemented by a discretionary option grant to purchase 7,500 shares of common stock on the date of such annual stockholders meeting hereafter. Under these programs, on the date of our 2004 Annual Meeting each of Messrs. Anderson, Bond, Lindelow, Rock and Scott received an option grant to purchase 15,000 shares of common stock at an exercise price of $3.29 per share. Upon his appointment to the Board of Directors in March 2004, Mr. Almgren received an option grant to purchase 30,000 shares of common stock at an exercise price of $3.20 per share. At the 2005 Annual Meeting, Messrs. Almgren, Anderson, Bond and Scott and, assuming their re-election, Messrs. Lindelow and Rock, will receive an option grant to purchase 15,000 shares of common stock at an exercise price equal to the closing sale price of our common stock on The NASDAQ National Market on such date.

Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board of Directors to attend our annual meetings. All seven of our directors attended the Annual Meeting of Stockholders held on April 29, 2004.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the director nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Ernst & Young LLP, independent auditors for the fiscal year ended December 31, 2005. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP served in this capacity for each of our audits since becoming a publicly traded company in 2000.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees billed to Active Power by Ernst & Young LLP for Fiscal 2004

The following table presents fees for professional services rendered by Ernst & Young LLP and billed to us for the audit of the company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees for other services billed by Ernst & Young LLP during those periods:

Fees	2004	2003
Audit fees	$506,481	$132,000
Audit-related fees	56,295	4,300
Tax fees	35,000	23,850
All other fees	0	0

Total	$597,776	$160,150

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q filings and Form S-8 consent procedures. For 2004, audit fees also include the audit and testing of the company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Active Power is required to comply with Section 404 for its fiscal year ending December 31, 2004.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees. There were no other fees in 2004 or 2003.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2005.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 4, 2005, by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 48,562,749 shares of common stock outstanding as of March 4, 2005. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 4, 2005 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph F. Pinkerton, III	5,717,495	11.6%
David S. Gino	770,489	1.6
Sriram Sivaram	545,800	1.1
John K. Penver	110,000		*
Ake Almgren	47,500		*
Richard E. Anderson	429,009		*
Rodney S. Bond	95,220		*
Jan H. Lindelow	145,000		*
Terrence L. Rock	135,087		*
Benjamin L. Scott	105,000		*
All current directors and executive officers as a group (9 persons)	8,100,600	16.7
Other 5% stockholders:
Dimensional Fund Advisors, Inc.	2,883,345	5.9
Merrill Lynch & Co., Inc.	2,610,372	5.4

*	Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

•

Joseph F. Pinkerton, III. Includes immediately exercisable options to purchase 603,000 shares of common stock, 278,625 of which were vested on March 4, 2005. 3,750,000 of the shares indicated as owned by Mr. Pinkerton are held by CJP Partners, Ltd., a limited partnership in which CJP Management, L.L.C. is the sole general partner and Mr. Pinkerton and his spouse are the sole limited partners. In addition, 931,194 of the shares indicated as owned by

Mr. Pinkerton are held by four Grantor Retained Annuity Trusts of which Mr. Pinkerton serves as trustee for two of the trusts and his spouse serves as trustee for the other two trusts. All four trusts are for the benefit of Mr. Pinkerton’s minor children. Mr. Pinkerton disclaims beneficial ownership of the 931,194 shares held by the trusts.

•

David S. Gino. These shares include immediately exercisable options to purchase 335,500 shares of common stock, 197,999 of which were vested on March 4, 2005. Mr. Gino resigned from his position of Chief Operating Officer and Chief Financial Officer, to be effective upon the completion of certain financial reporting events, including the filing of the Company’s Annual Report on Form 10-K

•	Sriram Sivaram. These shares include immediately exercisable options to purchase 470,000 shares of common stock, 159,375 of which were vested on March 4, 2005.

•

John K. Penver. These shares include immediately exercisable options to purchase 110,000 shares of common stock, none of which were vested on March 4, 2005. Mr. Penver began his employment with us on February 28, 2005 and will serve as our Chief Financial Officer upon the effective date of Mr. Gino’s resignation.

•	Ake Almgren. Includes immediately exercisable options to purchase 30,000 shares of common stock, 0 of which were vested on March 4, 2005.

•

Richard E. Anderson. 93,800 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. These shares also include 46,116 shares owned by Mr. Anderson’s spouse. These shares further include immediately exercisable options to purchase 30,000 shares of common stock, 15,000 of which were vested on March 4, 2005.

•	Rodney S. Bond. Includes immediately exercisable options to purchase 72,000 shares of common stock, 57,000 of which were vested on March 4, 2005.

•	Jan H. Lindelow. Includes immediately exercisable options to purchase 45,000 shares of common stock, 30,000 of which were vested on March 4, 2005.

•	Terrence L. Rock. Includes immediately exercisable options to purchase 45,000 shares of common stock, 30,000 of which were vested on March 4, 2005.

•	Benjamin L. Scott. Includes immediately exercisable options to purchase 40,000 shares of common stock, 16,667 of which were vested on March 4, 2005.

•

Dimensional Fund Advisors, Inc. Pursuant to a Schedule 13G/A dated February 9, 2005, filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. reported that it had sole voting power and sole dispositive power over 2,883,345 shares of common stock and that its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

•

Merrill Lynch & Co., Inc. Pursuant to a Schedule 13G dated January 19, 2005, filed with the Securities and Exchange Commission, Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, reported that it had shared voting power and shared dispositive power over 2,610,372 shares of common stock and that its address is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10381.

CERTAIN TRANSACTIONS

Allocation Agreement. In connection with the settlement of the Magnex lawsuit described in Part I, Item 3. Legal Proceedings in our Form 10-K, on or about August 16, 2004, we and Mr. Pinkerton agreed, in principle, to settlement terms pursuant to which we and Mr. Pinkerton agreed to pay an aggregate of $6.22 million to settle the lawsuit.

The original settlement terms did not allocate the settlement amount among the remaining defendants and on August 26, 2004 Active Power, Mr. Pinkerton and Pinkerton Generator (an entity controlled by Mr. Pinkerton) entered into an Allocation Agreement pursuant to which the remaining defendants agreed upon the allocation of the settlement amount and certain other matters related to the litigation. The Allocation Agreement provided that:

•	we would pay $5.0 million of the settlement amount;

•	we would reimburse Pinkerton for his actual legal fees incurred in connection with his defense of the lawsuit;

•	we would indemnify Pinkerton for legal fees that we incurred in connection with the defense of the lawsuit;

•	we would agree not to seek reimbursement from Mr. Pinkerton or Pinkerton Generator for legal fees that we incurred in connection with the defense of the lawsuit;

•	we would agree to fully release Mr. Pinkerton and Pinkerton Generator from all liability and causes of action related to the lawsuit and the settlement thereof;

•	Mr. Pinkerton would pay $1.22 million of the settlement amount;

•	Mr. Pinkerton and Pinkerton Generator would agree not to seek reimbursement from us for legal fees that they incurred in connection with the defense of the lawsuit;

•	Mr. Pinkerton and Pinkerton Generator would agree to fully release us from all liability and causes of action related to the lawsuit and the settlement thereof; and

•	we and Mr. Pinkerton agreed to an allocation of any recovery from the Greenwich litigation as described in more detail below.

Other agreements. In connection with the settlement of the Magnex lawsuit, we indemnified Mr. Pinkerton for his legal fees, expenses and some settlement amounts for the Magnex litigation, which was settled in October 2004.

Greenwich litigation. In connection with the Greenwich litigation described in Part I, Item 3. Legal Proceedings in our Form 10-K, we have agreed that in the event of any recovery in lawsuit we have filed against Greenwich Insurance Company, we will first be reimbursed for our legal expenses related to the Greenwich lawsuit. Any additional recovery up to $1.22 million will next be paid to Mr. Pinkerton as reimbursement for his settlement expense in the Magnex lawsuit. We will retain any recovery beyond that amount. In the event we do not recover any amount in this action, we have no obligation to pay Mr. Pinkerton any amount relating to either the Magnex lawsuit or the Greenwich lawsuit.

Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of shares of our common stock held by him. We are not required to effect more than two of these demand registrations. Mr. Pinkerton may require us to file an unlimited number of registration statements on Form S-3 with respect to their shares of common stock.

Additionally, Mr. Pinkerton, has piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, Mr. Pinkerton is entitled to receive notice of such registration and is entitled to include his shares in the registration.

At any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, Mr. Pinkerton may also require us to file up to six registration statements on Form S-3 with respect to his shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any one six-month period.

These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. These registration rights terminate at such time as Mr. Pinkerton (i) holds less than 3% of the fully diluted shares of our common stock and (ii) is eligible to dispose of all his shares pursuant to Rule 144(k).

Stock options granted to executive officers and directors. For more information regarding the grant of stock options to executive officers and directors in 2004, please see “Director Compensation and Indemnification Arrangements” above and “Option Grants in 2004” below.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with Joseph F. Pinkerton, III, and David S. Gino, please see “Employment Contracts, Termination of Employment and Change in Control Agreements” below.

Real estate management services. Active Power leases some of its office space from landlords who have contractual agreements with Hill Partners. Some portions of the company’s lease payments are paid to Hill Partners from the landlord. One of the company’s directors, Dick Anderson, is a partner of Hill Partners.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches of their fiduciary duties.

No loans to officers or directors. The company currently has no outstanding loans to any officers or directors. Furthermore, our board of directors has resolved that the company shall not offer or provide any loans to any officer or director of the company.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2004 audited financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Rodney S. Bond (Chair)

Richard E. Anderson

Terrence L. Rock

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the other most highly compensated executive officers whose salary and bonus for 2004 was in excess of $100,000, for services rendered in all capacities to the company for the fiscal years ended December 31, 2002, 2003 and 2004. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned in 2004 has been excluded by reason of his or her termination of employment or change in executive status during 2004.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Underlying Options (#)	All Other Compen- sation ($)
Joseph F. Pinkerton, III	2004	270,169	50,000	—	127,500	—
Chairman of the Board, President and	2003	270,417	50,000	—	127,500	—
Chief Executive Officer	2002	270,793	—	—	150,000	—

David S. Gino (1)	2004	229,358	40,000	—	85,000	—
Chief Operating Officer, Vice	2003	229,624	40,000	—	85,000	—
President, Chief Financial Officer,	2002	224,699	—	—	125,000	—
Secretary and Treasurer

Sriram Sivaram (2)	2004	198,291	40,000	—	85,000	—
Vice President of Sales & Marketing	2003	179,258	40,000	—	190,000	78,258	(3)

(1)

Mr. Gino resigned from his position as Chief Operating Officer and Chief Financial Officer, to be effective upon the completion of certain financial reporting events, including the filing of our Annual Report on Form 10-K.

(2)	Mr. Sivaram was hired on December 31, 2002 and was named our Vice President of Sales and Marketing in May 2003.
(3)	Moving and relocation expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information concerning individual grants of stock options made during 2003 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

We granted these options under our 2000 Stock Incentive Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,525,250 shares of common stock granted during 2004. The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in 2004.

OPTION GRANTS IN 2004

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal 2004(%)	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%($)	10%($)
Joseph F. Pinkerton, III	127,500	8.4	$3.24	02/12/2014	259,796	658,375
David S. Gino	85,000	5.6	$3.24	02/12/2014	173,198	438,917
Sriram Sivaram	85,000	5.6	$3.24	02/12/2014	173,198	438,917

(1)

Unless otherwise noted, 25% of the shares vest after one year of service from the date of the grant, and the remaining options vest in 12 equal quarterly installments thereafter. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee’s employment with us.

(2)

The exercise price may be paid in cash or shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure. Outstanding options will become exercisable on an accelerated basis if we are acquired and (i) such options are not assumed and continued in full force and effect; (ii) such options are not replaced with a cash incentive plan that preserves the option spread existing at the time of the change in control; or (iii) if acceleration of the option is subject to other limitations imposed by the plan administrator in the option agreement.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information about stock options exercised in 2004 and options held as of December 31, 2004 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during 2004 and none were outstanding at December 31, 2004. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

FISCAL 2004 OPTION VALUES

	Shares Acquired On Exercise (#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options At December 31, 2004(#)(2)		Value of Unexercised In-the-money Options At December 31, 2004($)(2)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph F. Pinkerton, III	—	—	225,031	250,469	301,672	475,222
David S. Gino	—	—	204,135	174,376	383,806	205,796
Sriram Sivaram	—	—	126,250	258,750	405,087	689,763

(1)

The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise.

(2)

Options granted under our 2000 Stock Incentive Plan and its predecessor plan are immediately exercisable. “Exercisable” refers to those options which were both exercisable and vested, while “Unexercisable” refers to those options which were unvested.

(3)

Value is determined by subtracting the exercise price from the fair market value of our common stock at December 31, 2004 ($4.65 per share based upon the closing sale price of our common stock on The NASDAQ National Market on such date) and multiplying by the number of shares underlying the options.

Employment Contracts, Termination of Employment and Change in Control Arrangements

We have a termination of employment and change in control arrangement in place with Joseph F. Pinkerton, III. Mr. Pinkerton will receive six months of severance pay if he is terminated without cause, which would result in a severance payment of $137,500 based on Mr. Pinkerton’s current salary. Additionally, if after six months of an inability to perform his duties due to a permanent disability Mr. Pinkerton is terminated, he will receive three months of severance pay, which would result in a severance payment of $68,750 based on Mr. Pinkerton’s current salary. As of December 31, 2004, we had an agreement in place with David S. Gino in the event of a change in corporate control; however, Mr. Gino resigned as our Chief Operating Officer and Chief Financial Officer effective upon our completion of certain financial reporting events, including the filing of our Annual Report on Form 10-K. In January 2005, we also entered into an agreement with Mr. Gino that set the period for him to exercise certain stock options to be through January 30, 2006. In exchange for this, Mr. Gino agreed to continue his service to us through certain financial reporting events, including the filing of our Annual Report on Form 10-K.

Our 2000 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•

In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

•

The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee’s service with us, or the acquiring entity, is subsequently involuntarily terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

•

The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a hostile take-over effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee’s services.

•

The options currently outstanding under our 1993 Stock Option/Stock Issuance Plan, which was succeeded by the 2000 plan, will immediately vest in the event we are acquired by merger or asset sale, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. If the options are so assumed by the acquiring entity and our repurchase rights are so assigned to such entity, then no accelerated vesting will occur at the time of the acquisition but the options will accelerate and vest in full upon an involuntary termination of the optionee’s employment within 18 months following the acquisition.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Our compensation committee currently consists of Messrs. Rock and Scott, neither of whom currently serves or has previously served as an officer or employee of Active Power.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A
Equity Compensation Plans Approved by Shareholders (1)	4,750,592	(2)	$4.90	2,723,774	(3)

Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	4,750,592	(2)	$4.90	2,723,774	(3)

(1)	Consists of the 1993 and 2000 Stock Incentive Plans and the 2000 Employee Stock Purchase Plan.
(2)

Excludes purchase rights accruing under the company’s 2000 Employee Stock Purchase Plan, which has a remaining stockholder approved reserve of 937,238 shares. Under the 2000 Employee Stock Purchase Plan, each eligible employee may purchase up to 5,400 shares of Common Stock at semi-annual intervals on the last U.S. business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date. The current purchase price for the two-year offering period is $1.26 per share, and the current two-year offering period lasted until January 31, 2005.

(3)

Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2000 Stock Incentive Plan. As of December 31, 2004, an aggregate of 937,238 shares of Common Stock were available for issuance under the 2000 Employee Stock Purchase Plan and 2,723,536 shares of Common Stock were available for issuance under the 2000 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of Active Power, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to executive officers under our 2000 Stock Incentive Plan.

The Compensation Committee believes that the compensation programs for the company’s executive officers should reflect Active Power’s performance and the value created for Active Power’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contribution to Active Power’s success. Active Power is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

General compensation policy. The Compensation Committee’s policy is to provide the company’s executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) annual variable performance awards payable in cash and tied to the company’s achievement of annual financial, strategic and operational objectives in addition to individual contributions to these objectives; and (iii) long-term stock-based incentive awards designed to strengthen the mutual interest of Active Power’s executive officers and its stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company’s financial performance and stock price appreciation rather than base salary.

Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for 2004 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

Base salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year; (ii) the competitive marketplace for persons in comparable positions; and (iii) Active Power’s annual performance versus the objectives set forth at the beginning of the year.

Annual incentives. In setting variable compensation payment amounts to executive officers, the Compensation Committee looks to external market data to assemble competitive variable compensation levels in competitive companies and markets. The committee further established objective criteria for each executive officer and measured performance against these criteria. Based on the foregoing factors and the company’s performance in 2004, variable compensation was awarded to our executive officers named in the Summary Compensation Table in the indicated amounts.

Long-term incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Active Power from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company’s common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with Active Power. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO compensation. In setting the total compensation payable to our Chief Executive Officer, Joseph F. Pinkerton III, in 2004, the Compensation Committee has taken into consideration Mr. Pinkerton’s prior accomplishments and strategic leadership in our industry and also sought to make that compensation competitive with the compensation paid to the chief executive officers of comparable companies. Additionally, the Compensation Committee looks at Active Power’s performance and stock price appreciation for a significant percentage of his total compensation.

Employee stock purchase plan. We maintain an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of our U.S. employees to purchase shares of our common stock. Participating employees may purchase our common stock at a purchase price equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of our common stock under this plan. Active Power’ executive officers are eligible to participate in this program, subject to any applicable tax laws. Effective February 1, 2005, our Board of Directors amended our employee stock purchase plan to (i) reduce our current two year offering period to one year; (ii) reduce the maximum number of shares any individual participant may purchase in any semi-annual purchase period from 5,400 share to 4,000 shares; and (iii) reduce the maximum dollar amount of shares any individual participant may purchase during any calendar year from $25,000 to $20,000. These amendments were made to make the terms of our employee stock purchase plan consistent with those of plans offered by comparable companies, reduce the dilutive effect of this plan to our stockholders and mitigate the effect of non-cash charges to our income statement.

Retirement plans. We maintain a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. We also maintain retirement plans for certain non-U.S. employees. Obligations under these plans are determined in accordance with local regulations and customs. Active Power’s executive officers are eligible to participate in this program, subject to any applicable tax laws.

Compliance with internal revenue code section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Active Power’ 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Active Power’ executive officers for fiscal 2004 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company’s performance and the interests of the company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board of Directors:

Terrence L. Rock (Chair)

Benjamin L. Scott

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in our common stock, the NASDAQ Stock Market (U.S.) Index and a peer group of power technology companies having similar market capitalizations. Last year, we depicted a comparison of cumulative total stockholder returns with the CIBC Power Technology & Growth Index, which was made up of most of the companies used in the peer group. This index, however, is no longer published.

Comparison of Cumulative Total Return

(1)

The Power Tech Peer Group consists of the following companies, all traded on The NASDAQ National Market: Active Power, Inc. (ACPW), American Superconductor Corp. (AMSC), Capstone Turbine, Inc. (CPST), FuelCell Energy, Inc. (FCEL), Plug Power, Inc. (PLUG), Distributed Energy Systems Corp. (DESC), and Satcon Technology Corp. (SATC).

(2)	The graph covers the period from August 7, 2000, the date on which our common stock began trading following our initial public offering of shares of our common stock, to December 31, 2004.

(3)

The graph assumes that $100 was invested in our common stock on August 7, 2000 at our initial public offering price of $17.00 per share, in The NASDAQ Stock Market (U.S.) Index and the Power Tech Peer Group, and that all dividends, if any, were reinvested. No cash dividends have been declared or paid on our common stock.

(4)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires Active Power’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2004.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2004 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 15, 2005. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: March 15, 2005

Appendix A

THIRD AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF

ACTIVE POWER, INC.

PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee’s function is one of oversight only. The company’s management is responsible for preparing the Company’s financial statements. The company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

AUTHORITY

The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibilities. It is also empowered to:

•	Appoint, compensate, and oversee the work of the public accounting firm employed by the Company to conduct the annual audit. This firm will report directly to the Audit Committee.

•	Resolve any disagreements between management and the auditor regarding financial reporting.

•	Pre-approve all auditing and permitted non-audit services performed by the Company’s independent auditors.

•	Retain outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any investigation.

•	Seek any information it requires from employees (all of whom are directed to cooperate with the Audit Committee’s requests) or external parties.

•	Meet with the Company’s officers, employees, independent auditors or outside counsel, as necessary.

•

Delegate authority to subcommittees or individual members of the committee, including its authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full committee no later than its next scheduled meeting.

COMPOSITION

The Audit Committee shall be comprised of three or more independent directors elected by the Board of Directors for a one-year term, all of whom (except as otherwise permitted) shall meet the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and applicable rules of the Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall meet the additional independence, financial literacy and related audit committee membership requirements set forth in the Nasdaq National Market listing standards in effect from time to time (the “Nasdaq Standards”). The Chairman, if any, of the Audit Committee shall be appointed by the Board of Directors.

In addition to the other requirements of the 1934 Act and Nasdaq Standards, all members of the Audit Committee shall be financially literate as determined by the Board of Directors in its business judgment pursuant to the Nasdaq Standards. At least one member of the Audit Committee shall be a “financial expert” as defined in applicable SEC rules.

MEETINGS

The Audit Committee shall meet at least four times a year, with the authority to convene additional meetings as circumstances require. All Audit Committee members are expected to attend each meeting, in person or via teleconference or videoconference. The Audit Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately with management, with internal auditors and with external auditors. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to Audit Committee members, along with appropriate briefing materials. A majority of the members of the Audit Committee will constitute a quorum for the conduct of business. Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board of Directors.

RESPONSIBILITIES

The Audit Committee shall fulfill the following responsibilities:

Financial Statements

•	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

•	Complex or unusual transactions and highly judgmental areas;

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•

Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•

Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

•

Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

•

Discuss earnings press releases (particularly use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Audit Committee does not need to discuss each release in advance.

Internal Control

•	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

•

Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

•

Subject to the determination by the Company’s Board of Directors and the recommendation of the Audit Committee to formally establish an Internal Audit structure within the Company, then: Review with management and the chief audit executive the charter plans, activities, staffing, and organizational structure of the internal audit function.

•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

•

Review the effectiveness of the internal audit function (if and when deemed necessary), including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

•	Meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

•	Review the external auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.

•	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

•

At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company;

•	Take into account the opinions of management and internal audit;

•	Review and evaluate the lead partner of the independent auditor; and

•	Present its conclusions with respect to the external auditor to the Board.

•	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotations of the audit firm itself.

•	Present its conclusions with respect to the independent auditor to the full board.

•	Set clear hiring policies for employees or former employees of the independent auditors.

•	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

•

Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•

Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or audit matters; and (ii) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

•	Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities

•

Regularly report to the board of directors about committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

•	Provide an open avenue of communication between internal audit, if any, the external auditors, and the board of directors.

•

Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the Company issues related to committee responsibilities.

Other Responsibilities

•	Discuss with management the Company’s major policies with respect to risk assessment and risk management.

•	Perform other activities related to this charter as requested by the board of directors.

•	Institute and oversee special investigations as needed.

•	Review and access the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

•	Confirm annually that all responsibilities outlined in this charter have been carried out.

•	Evaluate the committee’s performance at least annually.

•	Oversee and monitor specific financial measurements as deemed timely and appropriate by the Company’s Board of Directors.

APPENDIX B

ACTIVE POWER, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(As originally adopted March 11, 2005)

PURPOSE

The purpose of the Committee is to assist the board of directors, the Chairman of the Board and the Lead Independent Director in fulfilling its responsibilities for:

•	identifying qualified individuals to become members of the board of directors;

•	determining the composition of the board of directors and its committees;

•	monitoring effectiveness of the board of directors and its committees; and

•	developing, monitoring and evaluating sound corporate governance policies and procedures.

AUTHORITY

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibilities. It is also empowered to:

1.

Engage such outside legal, accounting, search firm or other advisors to provide such advice and assistance as the Committee deems advisable or necessary to carry out its duties, with the Company to provide funding, as determined by the Committee, for such outside legal, accounting, search firm and other advisors and for any administration expenses of the Committee.

2.	Seek any information it requires from employees (all of whom are directed to cooperate with the Committee’s requests) or other parties.

3.	Meet with the Company’s officers, independent audit firm, general counsel and outside counsel, as necessary to fulfill its responsibilities.

4.

Delegate authority to subcommittees (consisting solely of one or more members of the Committee), provided that any decisions made pursuant to such delegated authority and a description of the services rendered are presented to the full Committee at its next regularly scheduled meeting.

COMPOSITION

The Committee shall be comprised of three or more directors elected by the board of directors, each of whom (except as otherwise permitted) shall:

•	be free from any relationship that, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment as a member of the Committee; and

•	meet the independence requirements set forth in The NASDAQ National Market listing standards in effect from time to time (the “Nasdaq Standards”).

A Chair of the Committee shall be appointed by the board of directors.

MEETINGS

The Committee shall meet at least once during each fiscal year, and more frequently as the Committee in its discretion deems desirable or advisable. All Committee members are expected to attend each meeting, in person or via teleconference or videoconference. The Committee may invite members of management, auditors and others to attend meetings and provide pertinent information, as deemed necessary and appropriate. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes will be kept of each meeting of the Committee and will be provided to each member of the board of directors.

RESPONSIBILITIES

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

Nominating Matters

1.

Reviewing the structure of the board of directors, its committee structure, overall size, and the number of independent directors and make such recommendations to the board of directors as are determined by the Committee to be consistent with best practices and in the best interests of the Company.

2.

Actively seeking individuals qualified to become members of the board of directors, including evaluating persons suggested by stockholders or others, and conducting appropriate inquiries into the backgrounds and qualifications of possible nominees.

3.

Selecting candidates as nominees for election as directors and recommending those candidates to the board of directors. The Committee will select those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence, diversity of viewpoints, and dedication in the context of the needs of the board of directors. The Committee will periodically assess these criteria to ensure that they are consistent with the best practices and the goals of the Company.

4.

Recommending to the board of directors the directors to serve as members of each committee after taking into account the desires, experiences and expertise of individual directors and the criteria, established by the Committee, for service on each committee. The Committee will review and recommend committee slates annually, and shall recommend additional committee members and the removal or resignation of committee members, as needed.

5.	Monitoring and assessing the membership and composition of committees for compliance with SEC, NASD, stock exchange and other laws and regulations.

6.

Developing and recommending to the board of directors an annual self-evaluation process for the board of directors and its committees. The Committee will oversee the annual self-evaluations. The Committee shall evaluate the performance of each director before recommending to the board of directors his or her nomination for an additional term as director.

7.	Recruit, in consultation with the Chairman of the Board and the Lead Independent Director, those candidates for board membership that are approved by the board of directors.

8.	Oversee the orientation process for new directors and, if appropriate, the continuing education of existing directors reelected to their roles as directors of a public company.

9.	In conjunction with the Chairman of the Board and the Lead Independent Director, providing succession planning for the executive officers of the Company.

Corporate Governance Matters

1.

Considering possible conflicts of interests of directors and any related party transactions, including involving charitable donations by the Company, and have the authority to approve any such related party transactions.

2.

The Committee shall review the institutional and other affiliations of members of the board of directors and nominees for any potential conflict of interest problems, and shall make recommendations to the full board of directors with respect to the determination of director independence.

3.	Reviewing and making recommendations to the board of directors concerning compensation arrangements for non-employee members of the board of directors.

4.

Reviewing the effectiveness of the Company’s system for monitoring compliance with laws and regulations and the results of management’s investigation and following-up (including disciplinary action) on any instances of noncompliance.

5.

Advising and making recommendations to the board of directors on corporate governance and all matters pertaining to the role of the board of directors and the practices and the performance of its members.

6.	Reviewing management’s monitoring compliance with the Company’s code of business conduct and ethics and, if applicable, code of ethics for senior financial officers.

7.

Periodically review the Company’s code of business conduct and ethics and, if applicable, code of ethics for senior financial officers and recommend any proposed changes to the board of directors for approval.

8.	Establish procedures for receipt of communications from stockholders and, as appropriate, recommend to the board of directors actions to be taken in response to such communications.

9.	Identify and investigate emerging corporate governance issues and trends that may affect the Company.

10.

Receive, retain and determine treatment of material violation of a federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any federal or state law that is reported to the Committee by an attorney because the attorney reasonably believes that it would be futile to report such material violation to the general counsel or chief executive officer or the attorney reasonably believes that the response of the general counsel or chief executive officer to his report of such material violation was not appropriate or not timely.

Reporting Responsibilities

1.	Report to the full board of directors following meetings of the Committee, and as otherwise requested by the board of directors, regarding the Committee’s actions and recommendations, if any.

2.	Review any other reports the Company issues related to Committee responsibilities.

Other Responsibilities

1.

Oversee the Company’s positions on and policies in respect to significant stockholder relations issues, including all proposals submitted by stockholders for inclusion in the Company’s proxy statement.

2.

Periodically review the Company’s stockholder rights plan and other takeover defense mechanisms, and make recommendations to the board of directors for any changes the Committee determines to be appropriate.

3.	Institute and oversee special investigations, as deemed necessary.

4.

Review and assess the adequacy of this Committee charter annually, request full board of director approval for proposed changes, and ensure appropriate disclosure as may be required by applicable law or regulation.

5.	Confirm annually that all responsibilities outlined in this charter have been carried out.

6.	Evaluate the Committee’s and individual members’ performance at least annually.

7.

Perform any other activities and assume other responsibilities consistent with and to effectuate the intent of the policies embodied by and the responsibilities set forth in this Committee charter, the Company’s certificate of incorporation, bylaws and applicable law (including the listing requirements of NASDAQ or any applicable stock exchange) as the Committee or the board of directors deems necessary or appropriate and in the interest of the Company and its stockholders.

[front of card]

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated March 15, 2005, and appoints Michael Chibib the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held April 29, 2005 at 2128 W. Braker Lane, Austin, Texas 78758 (Braker 12), at 5:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

1.	TO ELECT THE FOLLOWING NOMINEES AS DIRECTORS:

Class II Directors to serve for a three-year term ending at the 2008 annual meeting of stockholders or until their successors are duly elected and qualified:

Terrence L. Rock

Jan H. Lindelow

	☐ FOR ALL nominees	☐ WITHHOLD AUTHORITY to vote for ALL nominees

☐ FOR all nominees listed EXCEPT those listed below INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

(continued and to be signed on the reverse)

[reverse of card]

(continued from front)

2.	☐ FOR ☐ AGAINST ☐ ABSTAIN	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR the listed proposal. This Proxy, when properly executed, will be voted as specified hereon. If no specification is made, this Proxy will be voted “FOR” the election of both of the directors listed above and “FOR” the listed proposal.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:	(Print name(s) exactly as it (they) appear(s) on certificates)

Please sign your name:	(Authorized Signature(s))	Date:	, 2005

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.